UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2022

JANONE INC.

(Exact name of Registrant as Specified in Its Charter)

Nevada	000-19621	41-1454591
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 E. Warm Springs Road, Suite 102
Las Vegas, Nevada		89119
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 702 997-5968

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13©(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	JAN	The NASDAQ Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

Effective as of December 28, 2022, we acquired Soin Therapeutics LLC, a Delaware limited liability company (“STLLC”), and its product, a patent-pending, novel formulation of low-dose naltrexone. The product is being developed for the treatment of Complex Regional Pain Syndrome (CRPS), an indication that causes severe, chronic pain generally affecting the arms or legs. At present, there are no truly effective treatments for CRPS. Because of the relatively small number of patients afflicted with CRPS, the FDA has granted Orphan Drug Designation for any product approved for treatment of CRPS. This designation will provide us with tax credits for our clinical trials, exemption of user fees, and the potential of seven years of market exclusivity following approval. In addition, development of orphan drugs currently also involves smaller trials and quicker times to approval, given the limited number of patients available to study. However, there can be no assurance that the product will receive FDA approval or that it will result in material sales.

In anticipation of the closing of the merger, we formed a merger subsidiary known as STI Merger Sub, Inc., a Delaware corporation (our “Merger Sub”), and designated a series of 200,000 shares of our preferred stock, stated value of $300.00 per share (the “Series S Convertible Preferred Stock” or the “Series S Stock”). The acquisition was memorialized by an Agreement and Plan of Merger, dated as of December 28, 2022 (the “Merger Agreement”), by and among STLLC, Amol Soin, M.D., the sole stockholder of STLLC (“Dr. Soin”), our Merger Sub, and us.

For not less than six months after the closing and potentially up to approximately one year from the closing, Dr. Soin will remain our Chief Medical Officer.

At the closing of the merger, (i) our Merger Sub merged with and into STLLC with STLLC as the surviving entity and (ii) we issued 100,000 shares of our Series S Stock to Dr. Soin. This all-stock transaction has an initial value of $13,000,000, potentially increasing by an additional $17,000,000 to up to a total value of $30,000,000, depending on revenues generated by the STLLC product. Dr. Soin agreed to certain restrictions on the maximum number of shares of Series S Stock that he may ultimately keep or that he may convert into shares of our common stock or sell into the public markets at any given time: (i) Dr. Soin may not convert shares of Series S Stock into shares of our common stock in an amount such that, upon any such conversion, he beneficially own shares of our common stock in excess of 4.99% of our then-outstanding common stock and (ii) during the five-year period that commences on the date that Dr. Soin is first eligible to convert any shares of Series S Stock into shares of our common stock, he will not dispose of any of such shares into the public markets in an amount that exceeds five percent of the daily trading volume of our common stock during any trading day.

Dr. Soin may convert up to three million dollars of value of the Series S Stock into shares of our common stock commencing one year from the closing and may convert up to an additional $10 million of value of the Series S Stock into shares of our common stock from and after the sooner of (y) the issuance by the FDA of New Drug Approval for low-dose naltrexone for treating pain or (z) 10 years from the closing. Further, during the 10-year period following the closing, Dr. Soin may convert up to an additional $17 million of value at a rate of five percent of the gross revenues that we receive in connection with sales or license revenue from the product.

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated by reference into this item 3.02.

There is no established trading market for the shares of Series S Preferred Stock, and we do not expect a market to develop. We do not intend to apply for a listing for the Series S Preferred Stock on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of shares of Series S Preferred Stock will be limited.

The shares of Series S Stock and, as relevant, the underlying shares of our common stock, were offered, issued, and sold in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

Section 5 – Corporate Governance and Management

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 1.01 above is incorporated by reference into this item 5.03.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JANONE INC.

By:	/s/ Tony Isaac
Name: Tony Isaac
Title: Chief Executive Officer

Dated: January 4, 2023

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